Shareholder meeting results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected as follows:

                       Votes for     Votes withheld
Liaquat Ahamed         137,429,012   4,655,418
Ravi Akhoury           137,349,675   4,734,755
Barbara M. Baumann     137,714,100   4,370,330
Jameson A. Baxter      137,684,416   4,400,014
Charles B. Curtis      137,579,311   4,505,119
Robert J. Darretta     137,675,453   4,408,977
Katinka Domotorffy     137,494,127   4,590,303
John A. Hill           137,636,175   4,448,255
Paul L. Joskow         137,714,785   4,369,644
Kenneth R. Leibler     137,609,244   4,475,185
Robert E. Patterson    137,698,365   4,386,065
George Putnam, III     137,655,810   4,428,619
Robert L. Reynolds     137,566,889   4,517,541
W. Thomas Stephens     137,571,024   4,513,406

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for   Votes against  Abstentions  Brokernon votes
110,165,477  2,831,569      5,917,494    23,169,890

March 7, 2014 special meeting

A proposal to adopt an Amended and Restated Declaration of Trust, with respect to which the February 27, 2014 meeting had been adjourned, was approved, as follows:

Votes for    Votes against  Abstentions  Broker non votes

121,602,125   4,095,930      7,064,906   21,308,319


All tabulations are rounded to the nearest whole number.